Articles of Incorporation of
Winnebago Industries, Inc.

Article I
NAME OF CORPORATION
The name of the Corporation shall be “Winnebago Industries, Inc.”
Article II
CAPITAL STOCK
The total number of shares of stock which the Corporation shall have authority to issue is: one hundred thirty million (130,000,000), of which one hundred twenty million (120,000,000) shall be shares of Common Stock, $.50 par value (“Common Stock”), and ten million (10,000,000) shall be shares of Preferred Stock, $.01 par value (“Preferred Stock”).
The Board of Directors is authorized to establish one or more series of Preferred Stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.
Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock held by such shareholder on every matter voted on at every meeting of shareholders of the corporation. No holder of shares of stock of any class or series shall be entitled to cumulate his/her votes in any election of directors.
No holder of shares of stock of any class or series shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of shares of stock of any class or series whatsoever or of any securities convertible into or exchangeable for any shares of stock of any class or series whatsoever, whether now or hereafter authorized or issued for cash or other consideration.
Article III
THE REGISTERED OFFICE
The address of the registered office of the Corporation shall be 13200 Pioneer Trail, Suite 150, Eden Prairie, MN 55347.
Article IV
DIRECTORS
The number of directors constituting the Board of Directors of the Corporation shall be not more than fifteen (15) and not less than three (3), the precise number to be determined by resolution of the Board of Directors from time to time.
The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with each class holding office for a term of three years, and with the respective members of each class to hold office until their respective successors are elected and qualified. At each annual meeting of shareholders, the successors to the class of directors whose term then expires shall be elected to serve a three-year term and until their successors are duly elected and qualified. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Any increase or decrease in the number of directors shall be apportioned among the classes so as to make all classes as nearly equal in number as possible.
Shareholders may remove directors only for cause.
Notwithstanding anything contained herein to the contrary, the affirmative vote of the holders of seventy-five percent (75%) of all issued and outstanding shares of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or adopt any provisions inconsistent with, or repeal this Article IV or any provision hereof at any annual or special meeting of shareholders.
Article V

WRITTEN ACTION BY THE BOARD OF DIRECTORS
Any action required or permitted to be taken at a meeting of the Board of Directors of the Corporation not needing approval by the shareholders under Chapter 302A of the Minnesota Statutes may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.
Article VI
CONTROL SHARE ACQUISITION STATUTE NOT APPLICABLE
Neither Section 302A.671 of the Minnesota Statutes nor any successor statute thereto shall apply to, or govern in any manner, the Corporation or any control share acquisition of shares of capital stock of the Corporation or limit in any respect the voting or other rights of any existing or future shareholder of the Corporation or entitle the Corporation or its shareholders to any redemption or other rights with respect to outstanding capital stock of the Corporation that the Corporation or its shareholders would not have in the absence of Section 302A.671 of the Minnesota Statutes or any successor statute thereto.
Article VII
NON-LIABILITY
To the full extent that Chapter 302A of the Minnesota Statutes, as it exists on the effective date of this Article VII or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article VII shall not adversely affect any right or protection as a director of the Corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.